Exhibit 99.1

NEWS RELEASE

Contact: Investor Relations
708.483.1300 Ext 1331

TreeHouse Completes Acquisition of Sturm Foods
Westchester, IL, March 2, 2010 — TreeHouse Foods, Inc. (NYSE: THS) announced today that it has completed its previously announced acquisition of Sturm Foods, Inc. for $660 million, excluding adjustments for working capital and other items.
TreeHouse financed the acquisition through the closing of its previously announced offerings of $400 million in aggregate principal amount of 7.750% senior notes due 2018 and 2,702,500 shares of common stock (including the exercise in full of the over-allotment option) at a price of $43.00 per share. TreeHouse financed the remainder of the purchase price under its existing revolving credit facility.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.